Exhibit 11

                   Subsidiaries of Legal Research Center, Inc.



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                   Subsidiaries of Legal Research Center, Inc.


         Name                                      Jurisdiction of Incorporation
         ----                                      -----------------------------
The CyberLaw Office, Inc.                                      Minnesota
The Law Office, Inc.                                           Washington